Exhibit 4.4

Condensed Combined Financial Statements

of Granite Real Estate Investment Trust

and Granite REIT Inc.

For the three and six months ended June 30, 2019 and 2018

Condensed Combined Balance Sheets

(Canadian dollars in thousands)

(Unaudited)

As at	Note	June 30, 2019	December 31, 2018
ASSETS

Non-current assets:
Investment properties	2(c), 4	$3,799,046	$3,424,978
Acquisition deposits	3	60,121	34,288
Deferred tax assets		5,304	5,301
Fixed assets, net	2(c)	2,237	771
Other assets	6	1,454	13,425
		3,868,162	3,478,763

Current assets:
Assets held for sale	5	50,461	44,238
Other receivable	7	11,325	—
Accounts receivable		3,968	4,316
Income taxes receivable		536	212
Prepaid expenses and other		2,024	2,510
Restricted cash		475	470
Cash and cash equivalents	14(d)	496,862	658,246
Total assets		$4,433,813	$4,188,755

LIABILITIES AND EQUITY

Non-current liabilities:
Unsecured debt, net	8(a)	$1,188,599	$1,198,414
Cross currency interest rate swaps	8(b)	63,794	104,757
Long-term portion of lease obligations	2(c)	32,767	—
Deferred tax liabilities		312,954	303,965
		1,598,114	1,607,136

Current liabilities:
Deferred revenue	9	7,111	4,290
Accounts payable and accrued liabilities	9	45,311	41,967
Distributions payable	10	11,520	24,357
Short-term portion of lease obligations	2(c)	431	—
Income taxes payable		13,591	14,020
Total liabilities		1,676,078	1,691,770

Equity:
Stapled unitholders’ equity	11	2,756,386	2,495,518
Non-controlling interests		1,349	1,467
Total equity		2,757,735	2,496,985
Total liabilities and equity		$4,433,813	$4,188,755

Commitments and contingencies (note 17)

See accompanying notes

2    Granite REIT 2019 Second Quarter Report

Condensed Combined Statements of Net Income

(Canadian dollars in thousands)

(Unaudited)

		Three Months Ended June 30,		Six Months Ended June 30,
	Note	2019(1)	2018	2019(1)	2018
Rental revenue		$59,595	$55,366	$115,443	$109,251
Tenant recoveries	12(a)	7,719	6,774	15,032	13,548
Lease termination and close-out fees		589	—	855	996
Revenue		67,903	62,140	131,330	123,795
Property operating costs	12(b)	8,798	7,430	17,034	15,310
Net operating income		59,105	54,710	114,296	108,485

General and administrative expenses	12(c)	8,636	7,147	16,510	14,635
Depreciation and amortization	2(c)	219	79	433	158
Interest income		(2,735)	(567)	(5,604)	(1,711)
Interest expense and other financing costs	12(d)	7,798	5,449	15,353	10,969
Foreign exchange losses (gains), net	12(e)	296	2,336	766	(9,119)
Fair value gains on investment properties, net	4, 5	(69,580)	(127,918)	(119,650)	(160,228)
Fair value losses (gains) on financial instruments	12(f)	1,655	(1,438)	1,756	530
Acquisition transaction costs	3	—	1,581	—	1,739
Loss on sale of investment properties	5	635	147	1,383	1,234
Other income	12(g)	—	(2,250)	—	(2,250)
Income before income taxes		112,181	170,144	203,349	252,528
Income tax expense	13	13,504	20,935	26,344	30,916
Net income		$98,677	$149,209	$177,005	$221,612

Net income attributable to:

Stapled unitholders		$98,668	$149,167	$176,923	$221,540
Non-controlling interests		9	42	82	72
		$98,677	$149,209	$177,005	$221,612

(1)	The Trust has early adopted the amendments to IFRS 3, Business Combinations, in the three month period ended June 30, 2019 retrospectively to January 1, 2019 (note 2(c)).

See accompanying notes

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Condensed Combined Statements of Comprehensive Income

(Canadian dollars in thousands)

(Unaudited)

		Three Months Ended June 30,		Six Months Ended June 30,
	Note	2019	2018	2019	2018
Net income		$98,677	$149,209	$177,005	$221,612

Other comprehensive (loss) income:
Foreign currency translation adjustment(1)		(39,279)	(13,032)	(121,839)	68,689
Unrealized gain (loss) on net investment hedges, includes income taxes of nil(1)	8(b)	(2,908)	19,179	51,284	(18,357)
Total other comprehensive (loss) income		(42,187)	6,147	(70,555)	50,332
Comprehensive income		$56,490	$155,356	$106,450	$271,944
(1) Items that may be reclassified subsequently to net income if a foreign subsidiary is disposed of or hedges are terminated or no longer assessed as effective.

Comprehensive income attributable to:
Stapled unitholders		$56,471	$155,380	$106,418	$271,871
Non-controlling interests		19	(24)	32	73
		$56,490	$155,356	$106,450	$271,944

See accompanying notes

4    Granite REIT 2019 Second Quarter Report

Condensed Combined Statements of Unitholders’ Equity

(Canadian dollars in thousands)

(Unaudited)

Six Months Ended June 30, 2019
	Number of units (000s)	Stapled units	Contributed surplus	Retained earnings	Accumulated other comprehensive income	Stapled unitholders’ equity	Non- controlling interests	Equity
As at January 1, 2019	45,685	$2,063,778	$95,787	$124,501	$211,452	$2,495,518	$1,467	$2,496,985
Net income	—	—	—	176,923	—	176,923	82	177,005
Other comprehensive loss	—	—	—	—	(70,505)	(70,505)	(50)	(70,555)
Stapled unit offering, net of issuance costs (note 11(c))	3,749	220,378	—	—	—	220,378	—	220,378
Distributions (note 10)	—	—	—	(66,496)	—	(66,496)	(150)	(66,646)
Special distribution paid in units and immediately consolidated (note 10)	—	41,128	(41,128)	—	—	—	—	—
Units issued under the stapled unit plan (note 11(a))	10	605	—	—	—	605	—	605
Units repurchased for cancellation (note 11(b))	(1)	(32)	(5)	—	—	(37)	—	(37)
As at June 30, 2019	49,443	$2,325,857	$54,654	$234,928	$140,947	$2,756,386	$1,349	$2,757,735

Six Months Ended June 30, 2018
	Number of units (000s)	Stapled units	Contributed surplus	Deficit	Accumulated other comprehensive income	Stapled unitholders’ equity	Non- controlling interests	Equity
As at January 1, 2018	46,903	$2,118,460	$60,274	$(160,686)	$118,566	$2,136,614	$1,248	$2,137,862
Net income	—	—	—	221,540	—	221,540	72	221,612
Other comprehensive income	—	—	—	—	50,331	50,331	1	50,332
Distributions (note 10)	—	—	—	(62,576)	—	(62,576)	(10)	(62,586)
Units issued under the stapled unit plan (note 11(a))	64	3,233	—	—	—	3,233	—	3,233
Units repurchased for cancellation (note 11(b))	(1,233)	(55,714)	(5,235)	—	—	(60,949)	—	(60,949)
As at June 30, 2018	45,734	$2,065,979	$55,039	$(1,722)	$168,897	$2,288,193	$1,311	$2,289,504

See accompanying notes

Granite REIT 2019 Second Quarter Report    5

Condensed Combined Statements of Cash Flows

(Canadian dollars in thousands)

(Unaudited)

		Three Months Ended June 30,		Six Months Ended June 30,
	Note	2019(1)	2018	2019(1)	2018
OPERATING ACTIVITIES

Net income		$98,677	$149,209	$177,005	$221,612
Items not involving operating cash flows	14(a)	(53,754)	(104,385)	(89,264)	(128,352)
Leasing commissions paid		—	(2,259)	(224)	(3,991)
Tenant incentives paid		(25)	(162)	(204)	(9,259)
Current income tax expense	13(a)	1,678	2,839	3,597	4,832
Income taxes paid		(2,445)	(3,058)	(3,683)	(3,968)
Interest expense		7,396	5,103	14,602	10,088
Interest paid		(7,882)	(5,654)	(14,087)	(9,510)
Changes in working capital balances	14(b)	6,466	3,379	2,792	1,101
Cash provided by operating activities		50,111	45,012	90,534	82,553

INVESTING ACTIVITIES

Investment properties:
Property acquisitions	3	(219,126)	(327,256)	(383,744)	(399,352)
Proceeds from disposals, net		(635)	—	25,628	356,479
Capital expenditures
— Maintenance or improvements		(560)	(6,197)	(1,785)	(15,000)
— Developments or expansions		(705)	(55)	(4,681)	(860)
Mortgage receivable proceeds	5	16,845	30,000	16,845	30,000
Acquisition deposits		(33,940)	(8,308)	(33,940)	(8,308)
Fixed asset additions		(50)	(26)	(88)	(53)
Decrease in other assets		—	(145)	—	(145)
Cash used in investing activities		(238,171)	(311,987)	(381,765)	(37,239)

FINANCING ACTIVITIES

Monthly distributions paid		(33,687)	(31,181)	(65,623)	(62,841)
Special distribution paid	10	—	—	(13,710)	—
Repayment of lease obligations	2(c)	(589)	—	(852)	—
Proceeds from bank indebtedness		—	98,833	—	127,833
Repayments of bank indebtedness		—	(8,657)	—	(70,420)
Financing costs paid		—	—	(25)	(1,456)
Distributions to non-controlling interests		(150)	(10)	(150)	(10)
Proceeds from stapled unit offering, net of issuance costs	11(c)	220,378	—	220,378	—
Repurchase of stapled units	11(b)	—	(9,856)	(37)	(60,949)
Cash provided by (used in) financing activities		185,952	49,129	139,981	(67,843)

Effect of exchange rate changes on cash and cash equivalents		(2,021)	(5,781)	(10,134)	3,653

Net decrease in cash and cash equivalents during the period		(4,129)	(223,627)	(161,384)	(18,876)
Cash and cash equivalents, beginning of period		500,991	273,770	658,246	69,019
Cash and cash equivalents, end of period		$496,862	$50,143	$496,862	$50,143

(1)	The Trust has early adopted the amendments to IFRS 3, Business Combinations, in the three month period ended June 30, 2019 retrospectively to January 1, 2019 (note 2(c)).

See accompanying notes

6    Granite REIT 2019 Second Quarter Report

Notes to Condensed Combined Financial Statements

(All amounts in thousands of Canadian dollars unless otherwise noted)

(Unaudited)

1. NATURE AND DESCRIPTION OF THE TRUST

Effective January 3, 2013, Granite Real Estate Inc. (“Granite Co.”) completed its conversion from a corporate structure to a stapled unit real estate investment trust (“REIT”) structure. All of the common shares of Granite Co. were exchanged, on a one-for-one basis, for stapled units, each of which consists of one unit of Granite Real Estate Investment Trust (“Granite REIT”) and one common share of Granite REIT Inc. (“Granite GP”). Granite REIT is an unincorporated, open-ended, limited purpose trust established under and governed by the laws of the province of Ontario and created pursuant to a Declaration of Trust dated September 28, 2012 and as subsequently amended on January 3, 2013 and December 20, 2017. Granite GP was incorporated on September 28, 2012 under the Business Corporations Act (British Columbia). Granite REIT, Granite GP and their subsidiaries (together “Granite” or the “Trust”) are carrying on the business previously conducted by Granite Co.

The stapled units trade on the Toronto Stock Exchange and on the New York Stock Exchange. The principal office of Granite REIT is 77 King Street West, Suite 4010, P.O. Box 159, Toronto-Dominion Centre, Toronto, Ontario, M5K 1H1, Canada. The registered office of Granite GP is Suite 2600, Three Bentall Centre, 595 Burrard Street, P.O. Box 49314, Vancouver, British Columbia, V7X 1L3, Canada.

The Trust is a Canadian-based REIT engaged in the acquisition, development, ownership and management of industrial, warehouse and logistics properties in North America and Europe. The Trust’s tenant base includes Magna International Inc. and its operating subsidiaries (together “Magna”) as its largest tenant, in addition to tenants from various other industries.

These condensed combined financial statements were approved by the Board of Trustees of Granite REIT and Board of Directors of Granite GP on July 31, 2019.

2. SIGNIFICANT ACCOUNTING POLICIES

(a)	Basis of Presentation and Statement of Compliance

The condensed combined financial statements for the three and six month periods ended June 30, 2019 have been prepared in accordance with International Accounting Standard 34, Interim Financial Reporting (“IAS 34”) as issued by the International Accounting Standards Board (“IASB”). These interim condensed combined financial statements do not include all the information and disclosures required in the annual financial statements, which were prepared in accordance with International Financial Reporting Standards (“IFRS”), and should be read in conjunction with the Trust’s annual financial statements as at and for the year ended December 31, 2018.

(b)	Combined Financial Statements and Basis of Consolidation

As a result of the REIT conversion described in note 1, the Trust does not have a single parent; however, each unit of Granite REIT and each share of Granite GP trade as a single stapled unit and accordingly, Granite REIT and Granite GP have identical ownership. Therefore, these financial statements have been prepared on a combined basis whereby the assets, liabilities and results of Granite GP and Granite REIT have been combined. The combined financial statements include the subsidiaries of Granite GP and Granite REIT. Subsidiaries are fully consolidated by Granite GP or Granite REIT from the date of acquisition, being the date on which control is obtained. The subsidiaries continue to be consolidated until the date that such control ceases. Control exists when Granite GP or Granite REIT have power, exposure or rights to variable returns and the ability to use their power over the entity to affect the amount of returns it generates.

Granite REIT 2019 Second Quarter Report    7

All intercompany balances, income and expenses and unrealized gains and losses resulting from intercompany transactions are eliminated.

(c)	Accounting Policies and New Standards Adopted

The condensed combined financial statements have been prepared using the same accounting policies as were used for the Trust’s annual combined financial statements and the notes thereto for the years ended December 31, 2018 and 2017, except for the adoption of the following new standards and interpretations effective January 1, 2019. As required by IAS 34, the nature and effect of these changes are disclosed below:

Amendments to IFRS 3, Business Combinations

In connection with the combined financial statements for the three and six month periods ended June 30, 2019, the Trust determined to early adopt the amendments to IFRS 3, Business Combinations (“IFRS 3 Amendments”) effective January 1, 2019 in advance of their mandatory effective date of January 1, 2020. The Trust adopted the IFRS 3 Amendments prospectively and therefore the comparative information presented for 2018 has not been restated. The IFRS 3 Amendments clarify the definition of a business in determining whether an acquisition is a business combination or an asset acquisition. The IFRS 3 Amendments have removed the requirement for an assessment of whether market participants are capable of replacing any missing inputs or processes and continuing to produce outputs; the reference to an ability to reduce costs; and require, at a minimum, the acquired set of activities and assets to include an input and a substantive process to meet the definition of a business. The IFRS 3 Amendments also provide for an optional concentration test to assess whether substantially all of the fair value of the gross assets acquired is concentrated in a single identifiable asset or group of similar identifiable assets. The Trust has adopted the standard effective January 1, 2019 in the three and six month periods ended June 30, 2019. The Trust did not recognize the impact of adopting the IFRS 3 Amendments in the condensed combined financial statements for the three months ended March 31, 2019 and 2018, issued on May 7, 2019 as it had not determined to early adopt the IFRS 3 Amendments at that time. The condensed combined statements of net income and cash flows for the six month periods ended June 30, 2019 include the recognition of the IFRS 3 Amendments retroactive to January 1, 2019. The impact from the adoption of the IFRS 3 Amendments relating to the three month period ended March 31, 2019, and recognized in the six month period ended June 30, 2019 in each of the statements of net income and cash flows is as follows:

Relating to the Three Months Ended March 31, 2019
Condensed Combined Statements of Net Income:
Reduction in acquisition transaction costs	$411
Reduction in fair value gains on investment properties, net	(411)
Net impact to the Condensed Combined Statements of Net Income	$—

Condensed Combined Statements of Cash Flows:
Reduction in fair value gains on investment properties within items not involving operating cash flows (operating activities)	$411
Reduction in changes in working capital balances (operating activities)	543
Increase in property acquisition costs (investing activities)	(954)
Net impact to the Condensed Combined Statements of Cash Flows	$—

The adoption of the IFRS 3 Amendments had no impact to the combined balance sheet as at June 30, 2019 and the statements of comprehensive income for the three and six month periods ended June 30, 2019.

8    Granite REIT 2019 Second Quarter Report

Following the adoption of the IFRS 3 Amendments, the Trust continues to account for business combinations in which control is acquired under the acquisition method. When a property acquisition is made, the Trust considers the inputs, processes and outputs of the acquiree in assessing whether it meets the definition of a business. When the acquired set of activities and assets lack a substantive process in place and will be integrated into the Trust’s existing operations, the acquisition does not meet the definition of a business and is accounted for as an asset acquisition. An asset acquisition is accounted for as an acquisition of a group of assets and liabilities. The cost of the acquisition, including transaction costs, is allocated to the assets and liabilities acquired based on their relative fair values, and no goodwill or deferred tax is recognized. Subsequently, where the acquired asset represents an investment property, it is measured at fair value in accordance with IAS 40, Investment Properties.

IFRS 16, Leases

In January 2016, the IASB issued IFRS 16, Leases (“IFRS 16”) which replaced IAS 17, Leases and its associated interpretative guidance. For contracts that are or contain a lease, IFRS 16 introduces significant changes to the accounting by lessees, introducing a single, on-balance sheet accounting model that is similar to finance lease accounting, with limited exceptions for short-term leases or leases of low value assets. Lessor accounting remains substantially unchanged as the distinction between operating and finance leases is retained.

The Trust has applied IFRS 16 using the modified retrospective approach, and therefore the cumulative effect of initial application is recognized in retained earnings at January 1, 2019. Accordingly, the comparative information presented for 2018 has not been restated.

As a lessee

Definition of a lease

Previously, the Trust determined at contract inception whether an arrangement was or contained a lease under IAS 17. The Trust now assesses whether a contract is or contains a lease based on the new definition of a lease. Under IFRS 16, a contract is or contains a lease if the contract conveys a right to control the use of an identified asset for a period of time in exchange for consideration.

On transition to IFRS 16, the Trust applied IFRS 16 only to contracts that were previously identified as leases. Contracts that were not identified as leases under IAS 17 and associated interpretative guidance were not reassessed as the practical expedient offered under the standard was applied. Therefore, the new definition of a lease under IFRS 16 has been applied only to contracts entered into or changed on or after January 1, 2019.

In accordance with IFRS 16, at inception or on modification of a contract that contains a lease component, the Trust allocates the consideration in the contract to each lease and non-lease component based on their relative stand-alone prices.

Accounting policy

The Trust recognizes a right-of-use asset and a lease obligation at the lease commencement date. The Trust presents right-of-use assets that do not meet the definition of investment property in “fixed assets” on the combined balance sheet, the same line item as it presents underlying assets of the same nature that it owns. The right-of-use asset is initially measured at cost and, subsequently, at cost less any accumulated depreciation and impairment, and adjusted for certain remeasurements of the lease obligation. When a right-of-use asset meets the definition of investment property, it is presented in “investment properties” on the combined balance sheet. The right-of-use asset is initially measured at cost and subsequently, it is measured at fair value in accordance with the Trust’s accounting policies.

Granite REIT 2019 Second Quarter Report    9

The lease liability is initially measured at the present value of the lease payments at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, at the Trust’s incremental borrowing rate. Generally, the Trust uses its incremental borrowing rate as the discount rate. The Trust presents lease liabilities in “lease obligations” on the combined balance sheet.

The lease obligation is subsequently increased by the interest cost on the lease liability and decreased by lease payments made. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, a change in the estimate of the amount expected to be payable under a residual value guarantee or, as appropriate, a change in the assessment of whether a purchase or extension option is reasonably certain to be exercised or a termination option is reasonably certain not to be exercised.

The Trust has applied judgment to determine the lease term for some lease contracts in which it is a lessee that include renewal or termination options. The assessment of whether the Trust is reasonably certain to exercise such options impacts the lease term which, in turn, significantly affects the amount of lease obligations and right-of-use assets recognized. The Trust also applies judgment in determining the discount rate used to present value the lease obligations.

Transition

In accordance with IFRS 16, the Trust recognized right-of-use assets and lease obligations for applicable leases except for leases of low-value assets for which the Trust has elected not to recognize right-of-use assets and lease liabilities. The Trust recognizes the lease payments associated with these low-value asset leases as an expense on a straight-line basis over the lease term.

The Trust leases assets related to ground leases, office space and office equipment. Lease obligations were measured at the present value of the remaining lease payments, discounted at the Trust’s incremental borrowing rate as at January 1, 2019.

Right-of-use assets are measured at either:

•	Their carrying amount as if IFRS 16 had been applied since the commencement date, discounted using the lessee’s incremental borrowing rate at the date of initial application; or

•	An amount equal to the lease liability, adjusted by the amount of any prepaid or accrued lease payments.

The Trust recognized a right-of-use asset at a value equal to the lease obligation and, therefore, there was no impact to retained earnings as at January 1, 2019.

The Trust used the following additional practical expedients when applying IFRS 16 to leases previously classified as operating leases under IAS 17:

•	Applied the exemption not to recognize right-of-use assets and obligations for leases with less than 12 months of lease term;

•	Applied the exemption not to allocate the consideration in a contract to each lease and non-lease component;

•	Excluded initial direct costs from measuring the right-of-use asset at the date of initial application; and

•	Used hindsight when determining the lease term if the contract contains options to extend or terminate the lease.

Impact on transition

As at June 30, 2019, the Trust had leases for the use of office space, office and other equipment and three ground leases for the land upon which four income-producing properties in Europe and Canada are

10    Granite REIT 2019 Second Quarter Report

situated. In accordance with IFRS 16, the Trust recognized these operating leases as right-of-use assets and recorded related lease liability obligations as follows:

	Fixed assets			Investment properties	Lease obligations
	Office space	Equipment	Total	Ground leases
Balance at January 1, 2019	$1,780	$46	$1,826	$11,801	$13,627
Balance at June 30, 2019	$1,489	$79	$1,568	$31,601	$33,198

When measuring lease liabilities for leases that were classified as operating leases, the Trust discounted lease payments using its incremental borrowing rate at January 1, 2019. The weighted average rate applied is 4.4%.

During the three and six month periods ended June 30, 2019, the Trust recorded an additional right-of-use asset and related lease obligation of $20.5 million for the ground lease associated with the acquisition of two income-producing properties in Mississauga, Ontario in April 2019. The Trust also recorded additional right-of-use assets and lease obligations of $39 thousand for equipment.

Also in accordance with IFRS 16, the Trust has recognized depreciation and interest costs, instead of operating lease expense. During the three and six month periods ended June 30, 2019, the Trust recognized $0.2 million and $0.3 million of depreciation and amortization expense, respectively, and $0.4 million and $0.5 million of interest expense from these leases, respectively. No depreciation is recognized for the right-of-use asset that meets the definition of investment property.

Future minimum lease payments relating to the right-of-use assets as at June 30, 2019 in aggregate and for the next five years and thereafter are as follows:

Remainder of 2019	$224
2020	578
2021	615
2022	360
2023	138
2024 and thereafter	31,283
$33,198

The lease commitments as at December 31, 2018 comprised $27.2 million related to two ground leases in Europe with annual payments of $0.5 million and $0.1 million expiring in 2049 and 2096, respectively, and $1.6 million related to certain other operating leases. On January 1, 2019, the Trust recognized lease obligations on the combined balance sheet of $13.6 million for these aforementioned lease commitments which include the impact from present value discounting of $15.4 million and certain other adjustments of $0.2 million.

As a lessor

The Trust leases its investment properties, including right-of-use assets, to tenants and has determined that the in-place leases as at June 30, 2019 are operating leases. The accounting policies applicable to the Trust as a lessor are in accordance with IAS 17. The Trust is not required to make any adjustments on transition to IFRS 16 for leases in which it is a lessor.

Granite REIT 2019 Second Quarter Report    11

IFRIC 23, Uncertainty Over Income Tax Treatments

In June 2017, the IFRS Interpretations Committee issued IFRIC 23, Uncertainty Over Income Tax Treatments (“IFRIC 23”) which clarifies how the recognition and measurement requirements of IAS 12, Income Taxes, are applied where there is uncertainty over income tax treatments. This standard is effective for annual periods beginning on or after January 1, 2019. The adoption of this standard did not have an impact on the combined financial statements.

3. ACQUISITIONS

During the six month periods ended June 30, 2019 and 2018, Granite acquired income-producing properties consisting of the following:

Acquisitions During the Six Months Ended June 30, 2019(1)

Property	Location	Date acquired	Property purchase price	Transaction costs	Total acquisition cost
201 Sunridge Boulevard	Wilmer, TX	March 1, 2019	$58,087	$223	$58,310
3501 North Lancaster Hutchins Road	Lancaster, TX	March 1, 2019	106,120	222	106,342
2020 & 2095 Logistics Drive(2)	Mississauga, ON	April 9, 2019	174,106	584	174,690
1901 Beggrow Street	Columbus, OH	May 23, 2019	71,607	255	71,862
			$409,920	$1,284	$411,204

(1)	The properties acquired in 2019 have been accounted for as asset acquisitions reflecting the early adoption of the IFRS 3 Amendments effective January 1, 2019 (note 2(c)).
(2)	Includes right-of-use asset related to ground lease of $20.5 million (note 2(c)).

Acquisitions During the Six Months Ended June 30, 2018

Property	Location	Date acquired	Property purchase price
3870 Ronald Reagan Parkway	Plainfield, IN	March 23, 2018	$50,835
181 Antrim Commons Drive	Greencastle, PA	April 4, 2018	44,323

Ohio portfolio (four properties):
10, 100 and 115 Enterprise Parkway and 15 Commerce Parkway	West Jefferson, OH	May 23, 2018	299,297
			$394,455

During the three and six month periods ended June 30, 2018, the Trust recognized $3.9 million and $4.0 million of revenue, respectively, and $3.3 million and $3.4 million of net income, respectively, related to the aforementioned acquisitions. Had these acquisitions occurred on January 1, 2018, the Trust would have recognized proforma revenue and net income of approximately $13.5 million and $11.8 million, respectively, during the six month period ended June 30, 2018.

12    Granite REIT 2019 Second Quarter Report

The following table summarizes the total consideration paid for the income-producing property acquisitions and the fair value of the total identifiable net assets acquired at the acquisition dates:

Acquisitions During the Six Months Ended June 30,	2018
Purchase consideration
Cash on hand	$306,023
Cash sourced from credit facility	93,329
Total cash consideration paid	$399,352
Recognized amounts of identifiable net assets acquired measured at their respective fair values:
Investment properties	$394,455
Working capital	4,897
Total identifiable net assets	$399,352

During the six month period ended June 30, 2018, the Trust incurred $1.5 million of legal and advisory costs associated with the aforementioned acquisitions. The Trust incurred an additional $0.2 million of costs related to pursuing other acquisition opportunities. These costs are included in acquisition transaction costs in the condensed combined statements of net income.

Acquisition Deposits

As at June 30, 2019, Granite had made deposits of $60.1 million relating to property acquisitions. A deposit of $26.2 million (US$20.0 million) was made in connection with a contractual commitment to acquire a property under development in the state of Texas. This commitment to purchase the property under development is subject to specific confidentiality provisions and customary closing conditions including certain purchase rights in favour of the tenant and is expected to close in the fourth quarter of 2019 following construction of the building and commencement of the lease. The contractual commitment to purchase this property as at June 30, 2019 is included in the commitments and contingencies note (note 17(b)).

As at June 30, 2019, $33.8 million (US$25.8 million) was also paid to acquire 190.6 acres of development land located in Harris County, Texas. Granite entered into a joint arrangement with a third-party and purchased the development land on July 1, 2019 for total cash consideration of $33.4 million (US$25.4 million) (note 18(a)).

4. INVESTMENT PROPERTIES

As at	June 30, 2019	December 31, 2018
Income-producing properties	$3,775,947	$3,403,985
Properties under development	18,360	17,009
Land held for development	4,739	3,984
	$3,799,046	$3,424,978

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Changes in investment properties are shown in the following table:

	Six Months Ended June 30, 2019			Year Ended December 31, 2018
	Income- producing properties	Properties under development	Land held for development	Income- producing properties	Properties under development	Land held for development
Balance, beginning of period	$3,403,985	$17,009	$3,984	$2,714,684	$—	$18,884
Ground leases(1) (note 2(c))	11,801	—	—	—	—	—
Adjusted balance, beginning of period	$3,415,786	$17,009	$3,984	$2,714,684	$—	$18,884
Additions
— Capital expenditures:
Maintenance or improvements	1,117	—	—	8,164	—	—
Developments or expansions	3,382	2,150	—	19,986	287	66
— Acquisitions (note 3)	411,204	—	—	542,998	—	1,232
— Leasing commissions	305	—	—	3,340	—	—
— Tenant incentives	303	—	—	816	—	—
Transfers to properties under development	—	—	—	(12,206)	16,473	(4,267)
Fair value gains, net	118,509	—	911	353,258	—	1,253
Foreign currency translation, net	(123,602)	(799)	(156)	147,336	249	196
Amortization of straight-line rent	2,688	—	—	4,274	—	—
Amortization of tenant incentives	(2,596)	—	—	(5,402)	—	—
Other changes	92	—	—	(972)	—	—
Classified as assets held for sale (note 5)	(51,241)	—	—	(372,291)	—	(13,380)
Balance, end of period	$3,775,947	$18,360	$4,739	$3,403,985	$17,009	$3,984

(1)	Impact of adoption of IFRS 16, Leases effective January 1, 2019.

During the six month period ended June 30, 2019, the Trust disposed of six properties previously classified as assets held for sale for aggregate gross proceeds of $43.8 million (note 5). The fair value gains during the six month period ended June 30, 2019, excluding the six properties sold in the period, were $119.4 million. As at June 30, 2019, six properties with an aggregate fair value of $50.5 million were classified as assets held for sale (note 5).

The Trust determines the fair value of an income-producing property based upon, among other things, rental income from current leases and assumptions about rental income from future leases reflecting market conditions and lease renewals at the applicable balance sheet dates, less future cash outflows in respect of such leases. Fair values are primarily determined by discounting the expected future cash flows, generally over a term of 10 years, plus a terminal value based on the application of a capitalization rate to estimated year 11 cash flows. The fair values of properties under development are measured using a discounted cash flow model, net of costs to complete, as of the balance sheet date. The Trust measures its investment properties using valuations prepared by management. The Trust does not measure its investment properties based on valuations prepared by external appraisers but uses such external appraisals as data points, together with other external market information accumulated by management, in arriving at its own conclusions on values. Management uses valuation assumptions such as discount rates, terminal capitalization rates and market rental rates applied in external appraisals or sourced from valuation experts; however, the Trust also uses its historical renewal experience with tenants, its direct knowledge of the specialized nature of Granite’s portfolio and tenant profile and its knowledge of the actual condition of the properties in making business judgments about lease renewal probabilities, renewal rents and capital expenditures. There has been no change in the valuation methodology during the period.

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Included in investment properties is $16.8 million (December 31, 2018 — $14.8 million) of net straight-line rent receivable arising from the recognition of rental revenue on a straight-line basis over the lease term.

Details about contractual obligations to purchase, construct and develop properties can be found in the commitments and contingencies note (note 17).

Tenant minimum rental commitments payable to Granite on non-cancellable operating leases (excluding assets held for sale) as at June 30, 2019 are as follows:

Not later than 1 year	$237,168
Later than 1 year and not later than 5 years	804,795
Later than 5 years	565,859
$1,607,822

Valuations are most sensitive to changes in discount rates and terminal capitalization rates. The key valuation metrics for income-producing properties by country are set out below:

As at	June 30, 2019(1)			December 31, 2018(1)
	Weighted average(2)	Maximum	Minimum	Weighted average(2)	Maximum	Minimum
Canada
Discount rate	5.86%	7.00%	5.00%	5.63%	7.75%	5.00%
Terminal capitalization rate	5.87%	7.00%	5.00%	6.01%	7.00%	5.00%

United States
Discount rate	6.53%	9.50%	5.00%	6.68%	10.00%	5.75%
Terminal capitalization rate	6.45%	8.75%	5.25%	6.46%	9.75%	5.25%

Germany
Discount rate	6.90%	8.25%	5.70%	6.89%	8.25%	5.70%
Terminal capitalization rate	6.63%	8.75%	5.00%	6.89%	8.75%	5.25%

Austria
Discount rate	7.95%	10.00%	7.00%	8.37%	10.00%	8.00%
Terminal capitalization rate	7.33%	9.75%	6.75%	7.88%	10.00%	7.00%

Netherlands
Discount rate	5.40%	6.00%	5.15%	5.93%	6.50%	5.70%
Terminal capitalization rate	6.52%	8.26%	5.60%	6.48%	7.45%	6.00%

Other
Discount rate	8.34%	9.50%	6.75%	8.23%	9.50%	6.75%
Terminal capitalization rate	8.42%	10.00%	6.50%	8.48%	10.00%	6.75%

Total
Discount rate	6.70%	10.00%	5.00%	6.90%	10.00%	5.00%
Terminal capitalization rate	6.56%	10.00%	5.00%	6.81%	10.00%	5.00%

(1)	Excludes assets held for sale at the respective period end (note 5).
(2)	Weighted based on income-producing property fair value.

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5. ASSETS HELD FOR SALE AND DISPOSITIONS

Assets Held for Sale

At June 30, 2019, six investment properties located in the United States and Canada are classified as assets held for sale. The six properties, having an aggregate fair value of $50.5 million, consist of the following:

Property	Location	Fair value
Michigan properties (five properties):
6151 Bancroft Avenue	Alto, MI
3501 John F Donnelly Drive	Holland, MI
3575 128th Avenue	Holland, MI
3601 John F Donnelly Drive	Holland, MI
1800 Hayes Street	Grand Haven, MI	$37,961

330 Finchdene Square	Toronto, ON	12,500
$50,461

Dispositions

During the six month period ended June 30, 2019, six properties located in Canada and the United States previously classified as assets held for sale at December 31, 2018 were disposed. The properties consist of the following:

Property	Location	Date disposed	Sale price
3 Walker Drive	Brampton, ON	January 15, 2019	$13,380

Iowa properties (four properties):
403 S 8th Street	Montezuma, IA
1951 A Avenue	Victor, IA
408 N Maplewood Avenue	Williamsburg, IA
411 N Maplewood Avenue	Williamsburg, IA	February 25, 2019	22,323

375 Edward Street	Richmond Hill, ON	February 27, 2019	8,050
			$43,753

The gross proceeds of $22.3 million (US$16.9 million) for the four properties in Iowa included a vendor take-back mortgage of $16.8 million (US$12.7 million). The mortgage receivable bore interest at 5.25% per annum and was repaid on June 18, 2019.

The following table summarizes the fair value changes in properties classified as assets held for sale:

	Six Months Ended June 30, 2019	Year Ended December 31, 2018
Balance, beginning of period	$44,238	$391,453
Fair value gains, net	230	196
Foreign currency translation, net	(1,495)	(3,466)
Disposals	(43,753)	(729,608)
Classified as assets held for sale from investment properties (note 4)	51,241	385,671
Other	—	(8)
Balance, end of period	$50,461	$44,238

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During the six month period ended June 30, 2019, Granite incurred $1.4 million (2018 — $1.2 million) of broker commissions and legal and advisory costs associated with the disposal or planned disposal of the assets held for sale which are included in loss on sale of investment properties on the condensed combined statements of net income.

6. OTHER ASSETS

Other assets consist of:

As at	June 30, 2019	December 31, 2018
Deferred financing costs associated with the revolving credit facility	$1,041	$1,172
Long-term receivables	413	448
Long-term proceeds receivable associated with a property disposal (note 7)	—	11,805
	$1,454	$13,425

7. CURRENT ASSETS

Other Receivable

As at June 30, 2019, other receivable includes $11.3 million (US$8.7 million) of proceeds receivable associated with the disposal of a property in South Carolina in September 2018 that is expected to be received in the first quarter of 2020. The estimated sale price for the property was determined using an income approach that assumed a forecast consumer price index inflation factor at the date of disposition. Accordingly, the proceeds receivable is subject to change and will be dependent upon the actual consumer price index inflation factor as at December 31, 2019. At December 31, 2018, the proceeds receivable was $11.8 million (US$8.7 million) and was recorded in other assets (note 6).

8. UNSECURED DEBT AND CROSS CURRENCY INTEREST RATE SWAPS

(a)	Unsecured Debentures and Term Loans, Net

As at		June 30, 2019		December 31, 2018
	Maturity Date	Amortized Cost(1)	Principal issued and outstanding	Amortized Cost(1)	Principal issued and outstanding
2021 Debentures	July 5, 2021	$249,535	$250,000	$249,424	$250,000
2023 Debentures	November 30, 2023	398,584	400,000	398,425	400,000
2022 Term Loan(2)	December 19, 2022	241,674	242,165	251,853	252,414
2025 Term Loan	December 12, 2025	298,806	300,000	298,712	300,000
		$1,188,599	$1,192,165	$1,198,414	$1,202,414

(1)	The amounts outstanding are net of deferred financing costs. The deferred financing costs are amortized using the effective interest method and are recorded in interest expense.
(2)

The term loan maturing on December 19, 2022 is denominated in US dollars and was originally drawn in the amount of US$185.0 million. As at June 30, 2019 and December 31, 2018, US$185.0 million remains outstanding.

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(b)	Cross Currency Interest Rate Swaps

As at	June 30, 2019	December 31, 2018
Financial liabilities at fair value
2021 Cross Currency Interest Rate Swap	$11,018	$26,877
2023 Cross Currency Interest Rate Swap	33,438	56,922
2022 Cross Currency Interest Rate Swap	5,448	3,826
2025 Cross Currency Interest Rate Swap	13,890	17,132
	$63,794	$104,757

On July 3, 2014, the Trust entered into a cross currency interest rate swap (the “2021 Cross Currency Interest Rate Swap”) to exchange the 3.788% semi-annual interest payments from the debentures that mature in 2021 (“2021 Debentures”) for Euro denominated payments at a 2.68% fixed interest rate. In addition, under the terms of the swap, the Trust will pay principal proceeds of €171.9 million in exchange for which it will receive $250.0 million on July 5, 2021.

On December 20, 2016, the Trust entered into a cross currency interest rate swap (the “2023 Cross Currency Interest Rate Swap”) to exchange the 3.873% semi-annual interest payments from the debentures that mature in 2023 (“2023 Debentures”) for Euro denominated payments at a 2.43% fixed interest rate. In addition, under the terms of the swap, the Trust will pay principal proceeds of €281.1 million in exchange for which it will receive $400.0 million on November 30, 2023.

On December 19, 2018, the Trust entered into a cross currency interest rate swap (the “2022 Cross Currency Interest Rate Swap”) to exchange the LIBOR plus margin monthly interest payments from the term loan that matures in 2022 (“2022 Term Loan”) for Euro denominated payments at a 1.225% fixed interest rate. In addition, under the terms of the swap, the Trust will pay principal proceeds of €163.0 million in exchange for which it will receive US$185.0 million on December 19, 2022.

On December 12, 2018, the Trust entered into a cross currency interest rate swap (the “2025 Cross Currency Interest Rate Swap”) to exchange the CDOR plus margin monthly interest payments from the term loan that matures in 2025 (“2025 Term Loan”) for Euro denominated payments at a 2.202% fixed interest rate. In addition, under the terms of the swap, the Trust will pay principal proceeds of €198.2 million in exchange for which it will receive $300.0 million on December 12, 2025.

The cross currency interest rate swaps are designated as net investment hedges of the Trust’s investment in foreign operations. In addition, the Trust has on occasion designated its US dollar draws from the credit facility as net investment hedges of its investment in the US operations. The effectiveness of the hedges are assessed quarterly. For the three and six month periods ended June 30, 2019, the Trust has assessed that the hedges continued to be effective. As an effective hedge, the fair value gains or losses on the cross currency interest rate swaps and the foreign exchange gains or losses on the outstanding 2022 Term Loan are recognized in other comprehensive income. The Trust has elected to record the differences resulting from the lower interest rate associated with the cross currency interest rate swaps in the condensed combined statements of net income.

18    Granite REIT 2019 Second Quarter Report

9. CURRENT LIABILITIES

Deferred Revenue

Deferred revenue relates to prepaid and unearned revenue received from tenants and fluctuates with the timing of rental receipts.

Bank Indebtedness

On February 1, 2018, the Trust entered into an unsecured revolving credit facility in the amount of $500.0 million that is available by way of Canadian dollar, US dollar or Euro denominated loans or letters of credit and matures on February 1, 2023. The Trust has the option to extend the maturity date by one year to February 1, 2024 subject to the agreement of lenders in respect of a minimum of 66 2⁄3% of the aggregate amount committed under the facility. The credit facility provides the Trust with the ability to increase the amount of the commitment by an additional aggregate principal amount of up to $100.0 million with the consent of the participating lenders. As at June 30, 2019, the Trust had no amounts (December 31, 2018 — nil) drawn from the credit facility and $1.1 million (December 31, 2018 — $0.1 million) in letters of credit issued against the facility.

Accounts Payable and Accrued Liabilities

As at	June 30, 2019	December 31, 2018
Accounts payable	$7,573	$5,352
Accrued salaries, incentives and benefits	4,691	5,364
Accrued interest payable	6,528	6,606
Accrued construction payable	2,610	2,429
Accrued professional fees	4,247	2,910
Accrued employee unit-based compensation	4,576	3,193
Accrued trustee/director unit-based compensation	2,539	2,330
Accrued property operating costs	4,320	2,013
Accrued land transfer tax in connection with an acquisition	—	5,499
Accrued leasing commissions	486	407
Accrual associated with a property disposal	1,964	2,047
Unrealized foreign exchange forward contracts	1,655	10
Other accrued liabilities	4,122	3,807
	$45,311	$41,967

In connection with the disposal of a property in South Carolina in September 2018, Granite has retained an obligation to make certain repairs to the building. Accordingly, as at June 30, 2019, a liability of approximately $2.0 million (December 31, 2018 — $2.0 million) is included in the accrual associated with a property disposal above. The estimated amount was determined using a third-party report but can change over time as the repairs are completed.

10. DISTRIBUTIONS TO STAPLED UNITHOLDERS

Total distributions declared to stapled unitholders in the three month period ended June 30, 2019 were $34.6 million (2018 — $31.1 million) or 69.9 cents per stapled unit (2018 — 68.1 cents per stapled unit). Total distributions declared to stapled unitholders in the six month period ended June 30, 2019 were $66.5 million (2018 — $62.6 million) or $1.40 per stapled unit (2018 — $1.36 per stapled unit). Distributions payable at June 30, 2019 of $11.5 million, representing the June 2019 distribution, were paid on July 15, 2019. Distributions payable at December 31, 2018 of $24.3 million were paid on January 15, 2019 and represented

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the December 2018 monthly distributions of $10.6 million and the cash portion of a special distribution of $13.7 million (30.0 cents per stapled unit).

A special distribution was declared in December 2018 of $1.20 per stapled unit, which comprised of 30.0 cents per unit payable in cash and 90.0 cents per unit payable by the issuance of stapled units. On January 15, 2019, immediately following the issuance of the stapled units, the stapled units were consolidated such that each unitholder held the same number of stapled units after the consolidation as each unitholder held prior to the special distribution. The special distribution declared of $41.1 million was recorded to contributed surplus in December 2018, in accordance with IAS 32, Financial Instruments: Presentation, as the Trust was settling the distribution with a fixed number of its own equity instruments. In January 2019, upon the issuance of the stapled units, the stapled units account increased and contributed surplus decreased by $41.1 million, respectively.

On July 17, 2019, distributions of $11.5 million or 23.3 cents per stapled unit were declared and will be paid on August 15, 2019.

11. STAPLED UNITHOLDERS’ EQUITY

(a)	Unit-Based Compensation

Incentive Stock Option Plan

The Incentive Stock Option Plan allows for the grant of stock options or stock appreciation rights to directors, officers, employees and consultants. As at June 30, 2019 and December 31, 2018, there were no options outstanding under this plan.

Director/Trustee Deferred Share Unit Plan

The Trust has two Non-Employee Director Share-Based Compensation Plans (the “DSPs”) which provide for a deferral of up to 100% of each non-employee director’s total annual remuneration, at specified levels elected by each director, until such director ceases to be a director. A reconciliation of the changes in the notional deferred share units (“DSUs”) outstanding is presented below:

	2019		2018
	Number (000s)	Weighted Average Grant Date Fair Value	Number (000s)	Weighted Average Grant Date Fair Value
DSUs outstanding, January 1	44	$46.01	28	$41.88
Granted	9	54.45	8	51.69
Settled	(11)	51.57	—	—
DSUs outstanding, June 30	42	$46.33	36	$44.14

20    Granite REIT 2019 Second Quarter Report

Executive Deferred Stapled Unit Plan

The Trust has an Executive Share Unit Plan (the “Restricted Stapled Unit Plan”) which is designed to provide equity-based compensation in the form of stapled units to executives and other employees. A reconciliation of the changes in notional stapled units outstanding under the Restricted Stapled Unit Plan is presented below:

	2019		2018
	Number (000s)	Weighted Average Grant Date Fair Value	Number (000s)	Weighted Average Grant Date Fair Value
Restricted stapled units outstanding, January 1	117	$50.34	106	$43.32
New grants(1)	42	60.68	23	50.19
Forfeited	(1)	47.06	—	—
Settled in cash	(12)	45.10	—	—
Settled in stapled units	(10)	45.10	(64)	42.14
Restricted stapled units outstanding, June 30(1)	136	$54.47	65	$46.91

(1)

New grants include 9,418 performance based units granted during the six month period ended June 30, 2019 (2018 — nil). Total stapled units outstanding at June 30, 2019 include a total of 13,148 performance based units granted (June 30, 2018 — nil).

The Trust’s unit-based compensation expense recognized in general and administrative expenses was:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
DSPs for trustees/directors	$135	$311	$883	$563
Restricted Stapled Unit Plan for executives and employees	1,361	502	2,786	1,460
Unit-based compensation expense	$1,496	$813	$3,669	$2,023
Fair value remeasurement (recovery) expense included in the above	$(176)	$237	$1,033	$454

(b)	Normal Course Issuer Bid

On May 14, 2019, Granite announced the acceptance by the Toronto Stock Exchange (“TSX”) of Granite’s Notice of Intention to Make a Normal Course Issuer Bid (“NCIB”). Pursuant to the NCIB, Granite proposes to purchase through the facilities of the TSX and any alternative trading system in Canada, from time to time and if considered advisable, up to an aggregate of 4,853,666 of Granite’s issued and outstanding stapled units. The NCIB commenced on May 21, 2019 and will conclude on the earlier of the date on which purchases under the bid have been completed and May 20, 2020. Pursuant to the policies of the TSX, daily purchases made by Granite through the TSX may not exceed 41,484 stapled units, subject to certain exceptions. Granite entered into an automatic securities purchase plan with a broker in order to facilitate repurchases of the stapled units under the NCIB during specified blackout periods. Pursuant to a previous notice of intention to conduct a NCIB, Granite received approval from the TSX to purchase stapled units for the period May 18, 2018 to May 17, 2019.

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During the six month period ended June 30, 2019, Granite repurchased 700 stapled units (2018 — 1,233,459 stapled units) for consideration of less than $0.1 million (2018 — $60.9 million). The difference between the repurchase price and the average cost of the stapled units of less than $0.1 million (2018 — $5.2 million) was recorded to contributed surplus.

(c)	Stapled Unit Offering

On April 30, 2019, Granite completed an offering of 3,749,000 stapled units at a price of $61.50 per unit for gross proceeds of $230.6 million, including 489,000 stapled units issued pursuant to the exercise of the over-allotment option granted to the underwriters. Total costs related to the offering totaled $10.2 million and were recorded directly to stapled unitholders’ equity.

(d)	Accumulated Other Comprehensive Income

Accumulated other comprehensive income consists of the following:

As at June 30,	2019	2018
Foreign currency translation gains on investments in subsidiaries, net of related hedging activities and non-controlling interests(1)	$208,618	$249,445
Fair value losses on derivatives designated as net investment hedges	(67,671)	(80,548)
	$140,947	$168,897

(1)	Includes foreign currency translation gains and losses from non-derivative financial instruments designated as net investment hedges.

12. RECOVERIES, COSTS AND EXPENSES

(a)	Tenant recoveries revenue consists of:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Property taxes	$5,481	$4,819	$10,165	$10,036
Property insurance	538	510	1,056	1,046
Operating costs	1,700	1,445	3,811	2,466
	$7,719	$6,774	$15,032	$13,548

22    Granite REIT 2019 Second Quarter Report

(b)	Property operating costs consist of:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Non-recoverable from tenants:
Property taxes and utilities	$355	$236	$755	$399
Legal	58	77	144	259
Consulting	14	28	36	40
Environmental and appraisals	319	110	370	297
Repairs and maintenance	161	155	407	255
Ground rents	—	167	—	335
Other	170	189	355	345
	$1,077	$962	$2,067	$1,930
Recoverable from tenants:
Property taxes and utilities	$5,884	$5,102	$10,852	$10,624
Property insurance	628	535	1,154	1,056
Repairs and maintenance	676	428	1,179	711
Property management fees	489	337	913	572
Other	44	66	869	417
	$7,721	$6,468	$14,967	$13,380
Property operating costs	$8,798	$7,430	$17,034	$15,310

(c)	General and administrative expenses consist of:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Salaries, incentives and benefits	$4,372	$3,622	$7,383	$8,064
Audit, legal and consulting	1,143	1,090	2,477	1,890
Trustee/director fees and related expenses	357	270	641	573
Unit-based compensation including distributions and revaluations	1,258	632	3,204	1,644
Other public entity costs	746	546	1,190	946
Office rents including property taxes and common area maintenance costs	100	231	181	455
Other	660	756	1,434	1,063
	$8,636	$7,147	$16,510	$14,635

Granite REIT 2019 Second Quarter Report    23

(d)	Interest expense and other financing costs consist of:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Interest and amortized issuance costs relating to debentures and term loans	$6,878	$4,534	$13,801	$9,122
Amortization of deferred financing costs and other interest expense and charges	546	915	1,035	1,847
Interest expense related to lease obligations (note 2(c))	374	—	517	—
	$7,798	$5,449	$15,353	$10,969

(e)     For the six month period ended June 30, 2018, foreign exchange gains (losses) included an $8.5 million foreign exchange gain realized from the remeasurement of the US dollar proceeds received from the sale of three investment properties in January 2018.

(f)	Fair value losses (gains) on financial instruments consist of:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Foreign exchange forward contracts, net	$1,655	$(1,438)	$1,756	$530

(g)     During the three and six month periods ended June 30, 2018, Granite entered into a settlement agreement related to a land use matter for a property in Ontario, Canada and was awarded a settlement amount of $2.3 million.

13. INCOME TAXES

(a)	The major components of the income tax expense are:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Current income tax expense	$1,678	$2,839	$3,597	$4,832
Deferred income tax expense	11,826	18,096	22,747	26,084
Income tax expense	$13,504	$20,935	$26,344	$30,916

24    Granite REIT 2019 Second Quarter Report

(b)     The effective income tax rate reported in the condensed combined statements of net income varies from the Canadian statutory rate for the following reasons:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Income before income taxes	$112,181	$170,144	$203,349	$252,528
Expected income taxes at the Canadian statutory tax rate of 26.5% (2018 — 26.5%)	$29,727	$45,088	$53,887	$66,920
Income distributed and taxable to unitholders	(14,690)	(24,678)	(24,549)	(36,598)
Net foreign rate differentials	(2,157)	(1,638)	(4,064)	(3,025)
Net change in provisions for uncertain tax positions	445	483	808	923
Net permanent differences	156	2,226	170	2,184
Withholding taxes and other	23	(546)	92	512
Income tax expense	$13,504	$20,935	$26,344	$30,916

14. DETAILS OF CASH FLOWS

(a)	Items not involving operating cash flows are shown in the following table:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Straight-line rent amortization	$(1,539)	$(814)	$(2,688)	$(2,729)
Tenant incentive amortization	1,290	1,325	2,596	2,717
Unit-based compensation expense (note 11(a))	1,496	813	3,669	2,023
Fair value gains on investment properties	(69,580)	(127,918)	(119,650)	(160,228)
Unrealized foreign exchange loss	—	6,406	—	—
Depreciation and amortization	219	79	433	158
Fair value losses (gains) on financial instruments	1,655	(1,438)	1,756	530
Loss on sale of investment properties	635	147	1,383	1,234
Amortization of issuance costs relating to debentures and term loans	216	135	433	270
Amortization of deferred financing costs	78	78	156	341
Deferred income taxes	11,826	18,096	22,747	26,084
Other	(50)	(1,294)	(99)	1,248
	$(53,754)	$(104,385)	$(89,264)	$(128,352)

Granite REIT 2019 Second Quarter Report    25

(b)	Changes in working capital balances are shown in the following table:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Accounts receivable	$(130)	$3,604	$223	$(1,897)
Prepaid expenses and other	121	532	385	538
Accounts payable and accrued liabilities	6,912	701	(846)	(2,180)
Deferred revenue	(432)	(1,456)	3,035	4,644
Restricted cash	(5)	(2)	(5)	(4)
	$6,466	$3,379	$2,792	$1,101

(c)	Non-cash investing and financing activities

The condensed combined statements of cash flows for the three and six month periods ended June 30, 2019 do not include the right-of-use asset and lease obligation of $20.5 million, respectively, associated with the acquisition of the leasehold interest in two Canadian properties (note 3). The condensed combined statement of cash flows for the six month period ended June 30, 2019 does not include the issuance and consolidation of stapled units associated with the special distribution in the amount of $41.1 million (note 10). In addition, during the six month period ended June 30, 2019, 10 thousand stapled units (2018 — 64 thousand stapled units) with a value of $0.6 million (2018 — $3.2 million) were issued under the Restricted Stapled Unit Plan (note 11(a)) and are not recorded in the condensed combined statements of cash flows.

(d)	Cash and cash equivalents consist of:

As at	June 30, 2019	December 31, 2018
Cash	$363,607	$534,975
Short-term deposits	133,255	123,271
	$496,862	$658,246

26    Granite REIT 2019 Second Quarter Report

15. FAIR VALUE AND RISK MANAGEMENT

(a)	Fair Value of Financial Instruments

The following table provides the measurement basis of financial assets and liabilities as at June 30, 2019 and December 31, 2018:

As at	June 30, 2019			December 31, 2018
	Carrying Value		Fair Value	Carrying Value		Fair Value
Financial assets
Other assets	$413	(1)	$413	$12,253	(1)	$12,253
Other receivable	11,325		11,325	—		—
Accounts receivable	3,968		3,968	4,316		4,316
Prepaid expenses and other	—		—	111	(2)	111
Restricted cash	475		475	470		470
Cash and cash equivalents	496,862		496,862	658,246		658,246
	$513,043		$513,043	$675,396		$675,396
Financial liabilities
Unsecured debentures, net	$648,119		$672,840	$647,849		$654,365
Unsecured term loans, net	540,480		540,480	550,565		550,565
Cross currency interest rate swaps	63,794		63,794	104,757		104,757
Accounts payable and accrued liabilities	43,656		43,656	41,957		41,957
Accounts payable and accrued liabilities	1,655	(3)	1,655	10	(3)	10
Distributions payable	11,520		11,520	24,357		24,357
	$1,309,224		$1,333,945	$1,369,495		$1,376,011

(1)	Long-term receivables included in other assets (note 6).
(2)	Foreign exchange forward contracts included in prepaid expenses.
(3)	Foreign exchange forward contracts included in accounts payable and accrued liabilities.

The fair values of the Trust’s accounts receivable, restricted cash, cash and cash equivalents, accounts payable and accrued liabilities and distributions payable approximate their carrying amounts due to the relatively short periods to maturity of these financial instruments. The fair value of the long-term receivable included in other assets approximates its carrying amount as the receivables bears interest at rates comparable to current market rates. The fair value of the other receivable associated with proceeds from a 2018 property disposal approximates its carrying amount as the amount is revalued at each reporting period. The fair values of the unsecured debentures are determined using quoted market prices. The fair values of the term loans approximate their carrying amounts as the term loans bear interest at rates comparable to the current market rates and were recently drawn. The fair values of the cross currency interest rate swaps are determined using market inputs quoted by their counterparties. The fair value of the foreign exchange forward contracts approximate their carrying value as the asset or liability is revalued at the reporting date.

The Trust periodically purchases foreign exchange forward contracts to hedge specific anticipated foreign currency transactions and to mitigate its foreign exchange exposure on its net cash flows. At June 30, 2019, the Trust held nine outstanding foreign exchange forward contracts (December 31, 2018 — three contracts outstanding). The foreign exchange contracts are comprised of contracts to purchase US$105.0 million and sell $139.1 million. For the three and six month periods ended June 30, 2019, the Trust recorded a net fair value loss of $1.7 million (2018 — net fair value gain of $1.4 million) and $1.8 million (2018 — $0.5 million), respectively, related to foreign exchange forward contracts (note 12(f)).

Granite REIT 2019 Second Quarter Report    27

(b)	Fair Value Hierarchy

Fair value measurements are based on inputs of observable and unobservable market data that a market participant would use in pricing an asset or liability. IFRS establishes a fair value hierarchy which is summarized below:

Level 1:	Fair value determined using quoted prices in active markets for identical assets or liabilities.

Level 2:	Fair value determined using significant observable inputs, generally either quoted prices in active markets for similar assets or liabilities or quoted prices in markets that are not active.

Level 3:	Fair value determined using significant unobservable inputs, such as pricing models, discounted cash flows or similar techniques.

The following tables represent information related to the Trust’s assets and liabilities measured or disclosed at fair value on a recurring and non-recurring basis and the level within the fair value hierarchy in which the fair value measurements fall.

As at June 30, 2019	Level 1	Level 2	Level 3
ASSETS AND LIABILITIES MEASURED OR DISCLOSED AT FAIR VALUE
Assets measured at fair value
Investment properties	$—	$—	$3,799,046
Assets held for sale	—	—	50,461
Short-term proceeds receivable associated with a property disposal included in other receivable (note 7)	—	—	11,325

Liabilities measured or disclosed at fair value
Unsecured debentures, net	672,840	—	—
Unsecured term loans, net	—	540,480	—
Cross currency interest rate swaps	—	63,794	—
Foreign exchange forward contracts included in accounts payable and accrued liabilities	—	1,655	—
Net assets (liabilities) measured or disclosed at fair value	$(672,840)	$(605,929)	$3,860,832

As at December 31, 2018	Level 1	Level 2	Level 3
ASSETS AND LIABILITIES MEASURED OR DISCLOSED AT FAIR VALUE
Assets measured at fair value
Investment properties	$—	$—	$3,424,978
Assets held for sale	—	—	44,238
Long-term proceeds receivable associated with a property disposal included in other assets (note 6)	—	—	11,805
Short-term proceeds receivable associated with a property disposal included in accounts receivable			231
Foreign exchange forward contracts included in prepaid expenses and other	—	111	—

Liabilities measured or disclosed at fair value
Unsecured debentures, net	654,365	—	—
Unsecured term loans, net		550,565
Cross currency interest rate swaps	—	104,757	—
Foreign exchange forward contracts included in accounts payable and accrued liabilities	—	10	—
Net assets (liabilities) measured or disclosed at fair value	$(654,365)	$(655,221)	$3,481,252

28    Granite REIT 2019 Second Quarter Report

For assets and liabilities that are measured at fair value on a recurring basis, the Trust determines whether transfers between the levels of the fair value hierarchy have occurred by reassessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period. For the three and six month periods ended June 30, 2019 and the year ended December 31, 2018, there were no transfers between the levels.

(c)	Risk Management

Foreign exchange risk

As at June 30, 2019, the Trust is exposed to foreign exchange risk primarily in respect of movements in the Euro and the US dollar. The Trust is structured such that its foreign operations are primarily conducted by entities with a functional currency which is the same as the economic environment in which the operations take place. As a result, the net income impact of currency risk associated with financial instruments is limited as its financial assets and liabilities are generally denominated in the functional currency of the subsidiary that holds the financial instrument. However, the Trust is exposed to foreign currency risk on its net investment in its foreign currency denominated operations and certain Trust level foreign currency denominated assets and liabilities. At June 30, 2019, the Trust’s foreign currency denominated net assets are $2.8 billion primarily in US dollars and Euros. A 1% change in the US dollar and Euro exchange rates relative to the Canadian dollar would result in a gain or loss of approximately $14.8 million and $12.5 million, respectively, to comprehensive income.

Granite REIT 2019 Second Quarter Report    29

16. COMBINED FINANCIAL INFORMATION

The condensed combined financial statements include the financial position and results of operations and cash flows of each of Granite REIT and Granite GP. Below is a summary of the financial information for each entity along with the elimination entries and other adjustments that aggregate to the condensed combined financial statements:

Balance Sheet	As at June 30, 2019
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
ASSETS
Non-current assets:
Investment properties	$3,799,046			$3,799,046
Investment in Granite LP(1)	—	19	(19)	—
Other non-current assets	69,116			69,116
	3,868,162	19	(19)	3,868,162

Current assets:
Assets held for sale	50,461			50,461
Other current assets	18,272	56		18,328
Intercompany receivable(2)	—	9,907	(9,907)	—
Cash and cash equivalents	496,628	234		496,862
Total assets	$4,433,523	10,216	(9,926)	$4,433,813
LIABILITIES AND EQUITY
Non-current liabilities:
Unsecured debt, net	$1,188,599			$1,188,599
Other non-current liabilities	409,515			409,515
	1,598,114			1,598,114

Current liabilities:
Intercompany payable(2)	9,907		(9,907)	—
Other current liabilities	67,767	10,197		77,964
Total liabilities	1,675,788	10,197	(9,907)	1,676,078

Equity:
Stapled unitholders’ equity	2,756,367	19		2,756,386
Non-controlling interests	1,368		(19)	1,349
Total liabilities and equity	$4,433,523	10,216	(9,926)	$4,433,813

(1)	Granite REIT Holdings Limited Partnership (“Granite LP”) is 100% owned by Granite REIT and Granite GP.
(2)	Represents employee and trustee/director compensation related amounts which will be reimbursed by Granite LP.

30    Granite REIT 2019 Second Quarter Report

Balance Sheet	As at December 31, 2018
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
ASSETS
Non-current assets:
Investment properties	$3,424,978			$3,424,978
Investment in Granite LP(1)	—	17	(17)	—
Other non-current assets	53,785			53,785
	3,478,763	17	(17)	3,478,763

Current assets:
Assets held for sale	44,238			44,238
Other current assets	7,462	46		7,508
Intercompany receivable(2)	—	7,130	(7,130)	—
Cash and cash equivalents	657,432	814		658,246
Total assets	$4,187,895	8,007	(7,147)	$4,188,755
LIABILITIES AND EQUITY
Non-current liabilities:
Unsecured debt, net	$1,198,414			$1,198,414
Other non-current liabilities	408,722			408,722
	1,607,136			1,607,136

Current liabilities:
Intercompany payable(2)	7,130		(7,130)	—
Other current liabilities	76,644	7,990		84,634
Total liabilities	1,690,910	7,990	(7,130)	1,691,770

Equity:
Stapled unitholders’ equity	2,495,501	17		2,495,518
Non-controlling interests	1,484		(17)	1,467
Total liabilities and equity	$4,187,895	8,007	(7,147)	$4,188,755

(1)	Granite LP is 100% owned by Granite REIT and Granite GP.
(2)	Represents employee and trustee/director compensation related amounts which will be reimbursed by Granite LP.

Granite REIT 2019 Second Quarter Report    31

Income Statement	Three Months Ended June 30, 2019
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
Revenue	$67,903			$67,903

General and administrative expenses	8,636			8,636
Interest expense and other financing costs	7,798			7,798
Other costs and expenses, net	6,578			6,578
Share of (income) loss of Granite LP	—	(1)	1	—
Fair value gains on investment properties, net	(69,580)			(69,580)
Fair value loss on financial instruments	1,655			1,655
Loss on sale of investment properties	635			635
Income before income taxes	112,181	1	(1)	112,181
Income tax expense	13,504			13,504
Net income	98,677	1	(1)	98,677
Less net income attributable to non-controlling interests	10		(1)	9
Net income attributable to stapled unitholders	$98,667	1	—	$98,668

Income Statement	Three Months Ended June 30, 2018
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
Revenue	$62,140			$62,140

General and administrative expenses	7,147			7,147
Interest expense and other financing costs	5,449			5,449
Other costs and expenses, net	7,028			7,028
Share of (income) loss of Granite LP	—	(1)	1	—
Fair value gains on investment properties, net	(127,918)			(127,918)
Fair value gains on financial instruments	(1,438)			(1,438)
Acquisition transaction costs	1,581			1,581
Loss on sale of investment properties	147			147
Income before income taxes	170,144	1	(1)	170,144
Income tax expense	20,935			20,935
Net income	149,209	1	(1)	149,209
Less net income attributable to non-controlling interests	43		(1)	42
Net income attributable to stapled unitholders	$149,166	1	—	$149,167

32    Granite REIT 2019 Second Quarter Report

Income Statement	Six Months Ended June 30, 2019
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
Revenue	$131,330			$131,330

General and administrative expenses	16,510			16,510
Interest expense and other financing costs	15,353			15,353
Other costs and expenses, net	12,629			12,629
Share of (income) loss of Granite LP	—	(2)	2	—
Fair value gains on investment properties, net	(119,650)			(119,650)
Fair value loss on financial instruments	1,756			1,756
Loss on sale of investment properties	1,383			1,383
Income before income taxes	203,349	2	(2)	203,349
Income tax expense	26,344			26,344
Net income	177,005	2	(2)	177,005
Less net income attributable to non-controlling interests	84		(2)	82
Net income attributable to stapled unitholders	$176,921	2	—	$176,923

Income Statement	Six Months Ended June 30, 2018
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
Revenue	$123,795			$123,795

General and administrative expenses	14,635			14,635
Interest expense and other financing costs	10,969			10,969
Other costs and expenses, net	2,388			2,388
Share of (income) loss of Granite LP	—	(2)	2	—
Fair value gains on investment properties, net	(160,228)			(160,228)
Fair value losses on financial instruments	530			530
Acquisition transaction costs	1,739			1,739
Loss on sale of investment properties	1,234			1,234
Income before income taxes	252,528	2	(2)	252,528
Income tax expense	30,916			30,916
Net income	221,612	2	(2)	221,612
Less net income attributable to non-controlling interests	74		(2)	72
Net income attributable to stapled unitholders	$221,538	2	—	$221,540

Granite REIT 2019 Second Quarter Report    33

Statement of Cash Flows	Three Months Ended June 30, 2019
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
OPERATING ACTIVITIES
Net income	$98,677	1	(1)	$98,677
Items not involving operating cash flows	(53,754)	(1)	1	(53,754)
Changes in working capital balances	6,304	162		6,466
Other operating activities	(1,278)			(1,278)
Cash provided by operating activities	49,949	162	—	50,111

INVESTING ACTIVITIES
Property acquisitions	(219,126)			(219,126)
Proceeds from disposals, net	(635)			(635)
Investment property capital additions
— Maintenance or improvements	(560)			(560)
— Developments or expansions	(705)			(705)
Acquisition deposits	(33,940)			(33,940)
Other investing activities	16,795			16,795
Cash used in investing activities	(238,171)	—	—	(238,171)

FINANCING ACTIVITIES
Distributions paid	(33,687)			(33,687)
Other financing activities	219,639			219,639
Cash provided by financing activities	185,952	—	—	185,952
Effect of exchange rate changes	(2,021)			(2,021)
Net increase (decrease) in cash and cash equivalents during the period	$(4,291)	162	—	$(4,129)

Statement of Cash Flows	Three Months Ended June 30, 2018
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
OPERATING ACTIVITIES
Net income	$149,209	1	(1)	$149,209
Items not involving operating cash flows	(104,385)	(1)	1	(104,385)
Changes in working capital balances	3,549	(170)		3,379
Other operating activities	(3,191)			(3,191)
Cash provided by (used in) operating activities	45,182	(170)	—	45,012

INVESTING ACTIVITIES
Property acquisitions	(327,256)			(327,256)
Investment property capital additions
— Maintenance or improvements	(6,197)			(6,197)
— Developments or expansions	(55)			(55)
Acquisition deposit	(8,308)			(8,308)
Other investing activities	29,829			29,829
Cash used in investing activities	(311,987)	—	—	(311,987)

FINANCING ACTIVITIES
Distributions paid	(31,181)			(31,181)
Other financing activities	80,310			80,310
Cash provided by financing activities	49,129	—	—	49,129
Effect of exchange rate changes	(5,781)			(5,781)
Net decrease in cash and cash equivalents during the period	$(223,457)	(170)	—	$(223,627)

34    Granite REIT 2019 Second Quarter Report

Statement of Cash Flows	Six Months Ended June 30, 2019
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
OPERATING ACTIVITIES
Net income	$177,005	2	(2)	$177,005
Items not involving operating cash flows	(89,264)	(2)	2	(89,264)
Changes in working capital balances	3,372	(580)		2,792
Other operating activities	1			1
Cash provided by (used in) operating activities	91,114	(580)	—	90,534

INVESTING ACTIVITIES
Property acquisitions	(383,744)			(383,744)
Proceeds from disposals, net	25,628			25,628
Investment property capital additions
— Maintenance or improvements	(1,785)			(1,785)
— Developments or expansions	(4,681)			(4,681)
Acquisition deposits	(33,940)			(33,940)
Other investing activities	16,757			16,757
Cash used in investing activities	(381,765)	—	—	(381,765)

FINANCING ACTIVITIES
Distributions paid	(65,623)			(65,623)
Other financing activities	205,604			205,604
Cash provided by financing activities	139,981	—	—	139,981
Effect of exchange rate changes	(10,134)			(10,134)
Net decrease in cash and cash equivalents during the period	$(160,804)	(580)	—	$(161,384)

Statement of Cash Flows	Six Months Ended June 30, 2018
	Granite REIT	Granite GP	Eliminations/ Adjustments	Granite REIT and Granite GP Combined
OPERATING ACTIVITIES
Net income	$221,612	2	(2)	$221,612
Items not involving operating cash flows	(128,352)	(2)	2	(128,352)
Changes in working capital balances	1,274	(173)		1,101
Other operating activities	(11,808)			(11,808)
Cash provided by (used in) operating activities	82,726	(173)	—	82,553

INVESTING ACTIVITIES
Property acquisitions	(399,352)			(399,352)
Proceeds from disposals, net	356,479			356,479
Investment property capital additions
— Maintenance or improvements	(15,000)			(15,000)
— Developments or expansions	(860)			(860)
Acquisition deposit	(8,308)			(8,308)
Other investing activities	29,802			29,802
Cash used in investing activities	(37,239)	—	—	(37,239)

FINANCING ACTIVITIES
Distributions paid	(62,841)			(62,841)
Other financing activities	(5,002)			(5,002)
Cash used in financing activities	(67,843)	—	—	(67,843)
Effect of exchange rate changes	3,653			3,653
Net decrease in cash and cash equivalents during the period	$(18,703)	(173)	—	$(18,876)

Granite REIT 2019 Second Quarter Report    35

17. COMMITMENTS AND CONTINGENCIES

(a)     The Trust is subject to various legal proceedings and claims that arise in the ordinary course of business. Management evaluates all claims with the advice of legal counsel. Management believes these claims are generally covered by Granite’s insurance policies and that any liability from remaining claims is not probable to occur and would not have a material adverse effect on the condensed combined financial statements. However, actual outcomes may differ from management’s expectations.

(b)     At June 30, 2019, the Trust’s contractual commitments related to construction and development projects, and the purchase of a property in the United States amounted to approximately $300.3 million.

(c)     The Trust owns a property located in Canada for which the tenant has a purchase option to acquire the property from Granite at a stipulated price included in the lease agreement. Subsequent to June 30, 2019, the tenant has exercised its option to acquire the property (note 18(e)).

18. SUBSEQUENT EVENTS

(a)     Granite entered into a joint arrangement with a third-party and on July 1, 2019, completed the purchase of 190.6 acres of development land located in Harris County, Texas for a purchase price of $33.4 million (US$25.4 million). Granite had made an initial capital contribution to the joint arrangement of $33.8 million (US$25.8 million) to fund the acquisition of the land.

(b)     On July 8, 2019, Granite acquired an income-producing property located in Born, Netherlands at a purchase price of $25.7 million (€17.5 million) which was funded with cash on hand.

(c)     On July 17, 2019, the Trust declared monthly distributions for July 2019 of $11.5 million (note 10).

(d)     On July 17, 2019, Granite agreed to acquire an income-producing property located in Horn Lake, Mississippi for $24.0 million (US$18.5 million). The acquisition is subject to customary closing conditions and is expected to close in the third quarter of 2019.

(e)     On July 24, 2019, a tenant has exercised its purchase option to acquire one of the Trust’s properties located in Canada at a stipulated price included in the lease agreement. The property is expected to be sold in the fourth quarter of 2019.

36    Granite REIT 2019 Second Quarter Report